Exhibit 2.1

FIRST AMENDMENT TO MERGER AGREEMENT

This First Amendment to Merger Agreement (this “Amendment”) is made as of this 22nd day of September 2023, by and among Airship AI Holdings, Inc., a Washington corporation (the “Company”), BYTE Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation prior to the Closing (as defined in the Agreement)) (“Parent”), and BYTE Merger Sub, Inc., a Washington corporation (“Merger Sub”). The Company, Parent and Merger Sub are sometimes referred to herein, individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning given such terms in the Agreement (as defined below).

WITNESSETH:

WHEREAS, the Parties entered into that certain Merger Agreement, dated June 27, 2023 (the “Agreement”) that provides that, among other things, (i) Merger Sub will merge with and into the Company (the “Merger”), after which the Company will be the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent, (ii) contemporaneous with the Merger, the Surviving Corporation will change its name to “Airship AI, Inc.” and (iii) Parent will change its name to “Airship AI Holdings, Inc.”;

WHEREAS, Section 10.1(a) of the Agreement provides, among other things, that, in the event that the Closing of the transactions contemplated therein has not occurred on or before the Outside Closing Date, the Company and Parent shall have the right to terminate the Agreement without liability to the other party, by giving written notice to the other at any time after the Outside Closing Date;

WHEREAS, the Parties wish to amend the Agreement to extend the Outside Closing Date; and

WHEREAS, Section 11.2(a) of the Agreement provides that the Agreement may be amended by a writing signed by each Party.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, being all of the parties to the Agreement, hereby agree as follows:

1.       Amendment to the Agreement. Effective as of the date of this Amendment:

a.       Section 10.1(a)(i) of the Agreement is amended and restated in its entirety as provided below:

“(i) the Closing of the transactions contemplated hereunder has not occurred on or before the latest of (A) September 25, 2023, (B) if the Extension Proposal is approved, March 26, 2024 and (C) if one or more extensions to a date following March 26, 2024 with the Company’s approval are obtained at the election of Parent, with Parent shareholder vote, in accordance with the Parent Articles, the last date for Parent to consummate a Business Combination pursuant to such extensions (the “Outside Closing Date”);”

2.       No Other Amendments. Except as specifically deemed amended as set forth herein, the Agreement shall remain in full force and effect in accordance with its terms. The amendments provided in this Amendment shall be applicable solely with respect to those matters expressly provided herein and no other amendments, waivers or consents may be construed or implied. This Amendment, together with all documents referenced herein, and the other Ancillary Agreements constitutes the entire agreement between the Parties, and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

3.       Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

4.       Miscellaneous. The provisions of Section 11.1 (Notices), Section 11.2 (Amendments; No Waivers; Remedies), Section 11.6 (No Assignment or Delegation), Section 11.7 (Governing Law), Section 11.10 (Severability), Section 11.13 (Waiver), Section 11.15 (Waiver of Jury Trial), Section 11.16 (Submission to Jurisdiction), Section 11.18 (Remedies) and Section 11.19 (Non-Recourse) of the Agreement shall apply to this Amendment mutatis mutandis.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

Parent:

BYTE ACQUISITION CORP.
By:	/s/ Samuel Gloor
	Name:	Samuel Gloor
	Title:	Chief Executive Officer and Chief Financial Officer

Merger Sub:

BYTE MERGER SUB, INC.
By:	/s/ Samuel Gloor
	Name:	Samuel Gloor
	Title:	Chief Executive Officer, President and Secretary

Company:

AIRSHIP AI HOLDINGS, INC.
By:	/s/ Victor Huang
	Name:	Victor Huang
	Title:	Chief Executive Officer